                                                                     EXHIBIT 3.2

                             REGENCY CENTERS, L.P.
          AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT OF
               LIMITED PARTNERSHIP (THE "PARTNERSHIP AGREEMENT")
       RELATING TO 8.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS


          SECTION 1.  DEFINITIONS.  Capitalized terms used and not otherwise
                      -----------
defined herein shall have the meaning assigned thereto in the Partnership Agreement. For purposes of this Amendment, the term "PARITY PREFERRED UNITS"
                                                     ----------------------
shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series A Preferred Units (as hereafter defined) with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, or both, as the context may require, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per unit or conversion rights or exchange rights shall be different from those of the Series A Preferred Units. The term "PRIORITY RETURN" shall mean, an amount equal to 8.125% per annum,
          ---------------
determined on the basis of a 360 day year of twelve 30 day months (or actual days for any month which is shorter than a full monthly period), cumulative to the extent not distributed for any given distribution period, of the stated value of $50 per Series A Preferred Unit, commencing on the date of issuance of such Series A Preferred Unit. The term "SUBSIDIARY" shall mean with respect to
                                        ----------
any person, any corporation, partnership, limited liability company, joint venture or other entity of which a majority of (i) voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such person. The term "PTP" shall mean a "publicly traded
                                         ---
partnership" within the meaning of Section 7704 of the Code (as hereinafter defined). The following Paragraph shall be added to the end of the definition of "Net Income" and "Net Loss" in the Partnership Agreement (new language is
 ----------       --------
underscored):

          "SOLELY FOR PURPOSES OF ALLOCATING NET INCOME OR NET LOSS IN ANY FISCAL YEAR TO THE HOLDERS OF THE SERIES A PREFERRED UNITS, ITEMS OF NET INCOME AND NET LOSS, AS THE CASE MAY BE, SHALL NOT INCLUDE DEPRECIATION WITH RESPECT TO PROPERTIES (OR GROUPINGS OF PROPERTIES SELECTED BY THE GENERAL PARTNER USING ANY METHOD DETERMINED BY IT TO BE REASONABLE) THAT ARE "CEILING LIMITED" IN RESPECT OF THE HOLDERS OF THE SERIES A PREFERRED UNITS. FOR PURPOSES OF THE PRECEDING SENTENCE, PARTNERSHIP PROPERTY SHALL BE CONSIDERED CEILING LIMITED IN RESPECT OF A HOLDER OF SERIES A PREFERRED UNITS IF DEPRECIATION ATTRIBUTABLE TO SUCH PARTNERSHIP PROPERTY WHICH WOULD OTHERWISE BE ALLOCABLE TO SUCH PARTNER, WITHOUT REGARD TO THIS PARAGRAPH, EXCEEDED DEPRECIATION DETERMINED FOR FEDERAL INCOME TAX PURPOSES ATTRIBUTABLE TO SUCH PARTNERSHIP PROPERTY WHICH WOULD OTHERWISE BE ALLOCATED TO SUCH PARTNER BY MORE THAN 5%."

          SECTION 2.  DESIGNATION AND NUMBER.  A series of Partnership Units in
                      ----------------------
the Partnership designated as the "8.125% Series A Cumulative Redeemable Preferred Units" (the "SERIES A PREFERRED UNITS") is hereby established. The
                       ------------------------
number of Series A Preferred Units shall be 1,600,000.

          SECTION 3.  RANK.
                      ----

          (a) The Series A Preferred Units will, with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, or both, rank senior to all classes or series of Partnership Interests now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Partnership issued after the issuance of the Series A Preferred Units and expressly designated in accordance with the Partnership Agreement as ranking on a parity with or senior to the Series A Preferred Units as to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, or both.

          (b) The last sentence of Section 4.1(a) of the Partnership Agreement shall be amended to read in full as follows (new language is underscored):

          Any Partnership Interests held by the General Partner or any Affiliate other than a Property Affiliate (including
          Partnership Interests acquired under Sections 4.2, 8.6 and 8.7) shall be Class B. Units, OTHER THAN THE SERIES A
          PREFERRED UNITS, THE ISSUANCE OF WHICH HAS BEEN APPROVED BY THE LIMITED PARTNERS PURSUANT TO SECTION 4.2.

          SECTION 4.  DISTRIBUTIONS.
                      -------------

          (a)  Payment of Distributions.  Subject to the rights of holders of
               ------------------------
Parity Preferred Units and any holders of Partnership Interests issued after the date hereof in accordance herewith ranking senior to the Series A Preferred Units as to the payment of distributions, holders of Series A Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash and Capital Transaction Proceeds, cumulative preferential cash distributions at the rate per annum of 8.125% of the original Capital Contribution per Series A Preferred Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (A) quarterly in arrears, on or before March 31, June 30, September 30 and December 31 of each year commencing on June 30, 1998 and, (B), in the event of (i) an exchange of Series A Preferred Units into Series A Preferred Stock, or (ii) a redemption of Series A Preferred Units, on the exchange date or redemption date, as applicable (each a "Preferred Unit
                                                             --------------
Distribution Payment Date").  The amount of the distribution payable for any
-------------------------
period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which distributions are to be made on the Series A Preferred Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on June 30, 1998 and thereafter on the Series A Preferred Units will be made to the holders of record of the Series A Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall be not less than ten (10) days and not more than thirty (30) Business Days prior to the relevant Preferred Unit Distribution Payment Date (the "PREFERRED UNIT
                                                        --------------
PARTNERSHIP RECORD DATE").
-----------------------

          The term "BUSINESS DAY" shall mean each day, other than a Saturday or
                    ------------
a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

          (b) Limitation on Distributions.  No distribution on the Series A
              ---------------------------
Preferred Units shall be declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership relating to its indebtedness (other than any agreement with the holder of Partnership Interests or an Affiliate thereof), prohibits such declaration, payment or setting apart for payment or provide, that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. Nothing in this
Section 4(b) shall be deemed to modify or in any manner limit the provisions of Sections 4(c) or 4(d).

          (c) Distributions Cumulative.  Distributions on the Series A Preferred
              ------------------------
Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Unit Distribution Payment Date to holders of record of the Series A Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall be not less than
ten (10) days and not more than thirty (30)   Business Days prior to the payment
date.  Accumulated and unpaid distributions will not bear interest.

          (d) Priority as to Distributions.
              ----------------------------

              (i) So long as any Series A Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interests of the Partnership ranking junior as to the payment of distributions to the Series A Preferred Units (collectively, "JUNIOR UNITS"), nor shall any
                                                ------------
cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series A Preferred Units, any Parity Preferred Units with respect to distributions or any Junior Units, unless, in each case, all distributions accumulated on all Series A Preferred Units and all classes and series of outstanding Parity Preferred Units as to payment of distributions have been paid in full. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into Partnership Interests of the Partnership ranking junior to the Series A Preferred Units as to distributions, or (c) the redemption of Partnership Interests corresponding to any Series A Preferred Stock, Parity Preferred Stock with respect to distributions or Junior Stock to be purchased by the General Partner pursuant to
Article 5 of the Articles of Incorporation of the General Partner (the

"CHARTER") to preserve the General Partner's status as a real estate investment
 -------
trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article 5 of the Charter.

              (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series A Preferred Units, all distributions authorized and declared on the Series A Preferred Units and all classes or series of outstanding Parity Preferred Units with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per Series A Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.

          (e)  No Further Rights.  Holders of Series A Preferred Units shall not
               -----------------
be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

          (f) Section 5.1 of the Partnership Agreement is hereby deleted and the following inserted as a new Section 5.1 in lieu thereof (new language is underscored):

     Section 5.1  Requirement and Characterization of Distributions.
                  -------------------------------------------------

          (a) The General Partner shall distribute quarterly an amount equal to 100% of Available Cash generated by the Partnership during such quarter to the Partners who are Partners on the Partnership Record Date with respect to such quarter as follows (and for this purpose, the holders of Class A Units shall be treated as if they were Original Limited Partners):

               (i) First, one hundred percent (100%) to the Original Limited Partners, pro rata based on the number of Original Limited Partnership Units held by each such Partner on the applicable Partnership Record Date, until each has received an amount equal to the Priority Distribution Amount for the quarter for each such Unit;

               (ii) Next, if any Original Limited Partners have a positive Cumulative Unpaid Accrued Return Account, one hundred percent (100%) to such Original Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Accrued Return Accounts, until each such Cumulative Unpaid Accrued Return Account reaches zero;

               (iii) Next, if any Original Limited Partners have a positive Cumulative Unpaid Priority Distribution Account, one hundred percent (100%) to such Original Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Priority Distribution Accounts, until each such Cumulative Unpaid Priority Distribution Account reaches zero;

               (iv) Next, one hundred percent (100%) to the Additional Limited Partners, pro rata based on the relative amounts of their Priority Distribution Amounts, until each has received an amount equal to the Priority Distribution Amount for the quarter for each Unit held by such Additional Limited Partner on the applicable Partnership Record Date;

               (v) Next, if any Additional Limited Partners have a positive Cumulative Unpaid Accrued Return Account, one hundred percent (100%) to such Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Accrued Return Accounts, until each such Cumulative Unpaid Accrued Return Account reaches zero;

               (vi) Next, if any Additional Limited Partners have a positive Cumulative Unpaid Priority Distribution Account, one hundred percent (100%) to such Additional Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Priority Distribution Accounts, until each such Cumulative Unpaid Priority Distribution Account reaches zero; and

               (vii) Thereafter, to the General Partner and any other holders of Class B Units, pro rata in accordance with the relative number of Class B Units held by each.

          (b) The General Partner shall distribute Capital Transaction Proceeds received by the Partnership within 30 days after the date of such Capital Transaction, provided that the General Partner has given the Limited
                  --------
     Partners 20 days' prior written notice of the date for any such distribution (the "Capital Transaction Record Date"), as follows (and for
                        -------------------------------
     this purpose, the holders of Class A Units shall be treated as if they were Original Limited Partners):

               (i) First, if any Original Limited Partners have a positive Cumulative Unpaid Accrued Return Account, one hundred percent (100%) to such Original Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Accrued Return Accounts, until each such Cumulative Unpaid Accrued Return Account reaches zero;

               (ii) Next, if any Original Limited Partners have a positive Cumulative Unpaid Priority Distribution Account, one hundred percent (100%) to such Original Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Priority Distribution Accounts, until each such Cumulative Unpaid Priority Distribution Account reaches zero;

               (iii) Next, if any Additional Limited Partners have a positive Cumulative Unpaid Accrued Return Account, one hundred percent (100%) to such Additional Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Accrued Return Accounts, until each such Cumulative Unpaid Accrued Return Account reaches zero;

               (iv) Next, if any Additional Limited Partners have a positive Cumulative Unpaid Priority Distribution Account, one hundred percent (100%) to such Additional Limited Partners, pro rata based on the relative amounts of their Cumulative Unpaid Priority Distribution Accounts, until each such Cumulative Unpaid Priority Distribution Account reaches zero; and

               (v) Thereafter, to the General Partner and any other holders of Class B Units, pro rata in accordance with the relative number of Class B Units held by each.

          (C) ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, NO AVAILABLE CASH OR CAPITAL TRANSACTION PROCEEDS SHALL BE DISTRIBUTED PURSUANT TO
     SECTION 5.1(A) OR SECTION 5.1(B) UNLESS ALL DISTRIBUTIONS ACCUMULATED ON ALL SERIES A PREFERRED UNITS HAVE BEEN PAID IN FULL.

          SECTION 5.  ALLOCATIONS.
                      -----------

          (a) Sections 6.1(a) and 6.1(b) of the Agreement are hereby deleted and the following inserted as new Sections 6.1(a) and 6.1(b) in lieu thereof (new language is underscored):

     Section 6.1  Allocations of Net Income and Net Loss.  For purposes of
                  --------------------------------------
maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's Net Income and Net Loss shall be allocated among the Partners for each taxable year (or portion thereof) as provided herein below.

          (a)  Net Income.  After giving effect to the special allocations set
               ----------
     forth in Section 6.2 below, Net Income shall be allocated as follows (and for this purpose, the holders of Class A Units shall be treated as if they were Original Limited Partners):

               (i) First, one hundred percent (100%) to the General Partner in an amount equal to the excess, if any, of (A) the cumulative Net Losses allocated to the General Partner pursuant to Section 6.1(B)(IX) and the last sentence of Section 6.1(b) for all prior fiscal years, over (B) the cumulative Net Income allocated pursuant to this Section 6.1(a)(i) for all prior fiscal years;

               (II) SECOND, ONE HUNDRED PERCENT (100%) TO THE HOLDERS OF SERIES A PREFERRED UNITS IN AN AMOUNT EQUAL TO THE EXCESS, IF ANY, OF (A) THE CUMULATIVE NET LOSSES ALLOCATED TO THE HOLDERS OF SERIES A PREFERRED UNITS PURSUANT TO SECTION 6.1(B)(VIII) FOR ALL PRIOR FISCAL YEARS, OVER (B) THE CUMULATIVE NET INCOME ALLOCATED PURSUANT TO THIS SECTION 6.1(A)(II) AND SECTION 6.2(G) FOR ALL PRIOR FISCAL YEARS;

               (III) THIRD, one hundred percent (100%) to the Original Limited Partners in an amount equal to the excess, if any, of (A) the cumulative Net Losses allocated to such Partners pursuant to Section 6.1(b)(iv) for all prior fiscal years, over (B) the cumulative Net Income allocated pursuant to this Section 6.1(a)(iii) for all prior fiscal years, which amount shall be allocated among the Partners in the same proportions and in the reverse order as the Net Losses were allocated pursuant to Section 6.1(b)(iv);

               (IV) FOURTH, one hundred percent (100%) to the Original Limited Partners in an amount equal to the excess, if any, of (A) the cumulative Net Losses allocated to such Partners pursuant to Section 6.1(b)(iii) for all prior fiscal years, over (B) the cumulative Net Income allocated pursuant to this Section 6.1(a)(iv) for all prior fiscal years, which amount shall be allocated among such Partners in the same proportions and in the reverse order as the Net Losses were allocated pursuant to Section 6.1(b)(iii);

               (V) FIFTH, ONE HUNDRED PERCENT (100%) TO THE HOLDERS OF SERIES A PREFERRED UNITS UNTIL THE HOLDERS OF SERIES A PREFERRED UNITS HAVE BEEN ALLOCATED AN AMOUNT EQUAL TO THE REMAINDER, IF ANY, OF THE CUMULATIVE PRIORITY RETURN TO THE LAST DAY OF THE CURRENT FISCAL YEAR, MINUS THE CUMULATIVE NET INCOME ALLOCATED TO THE HOLDERS OF SERIES A PREFERRED UNITS PURSUANT TO THIS SECTION 6.1(A)(V) AND SECTION 6.2(G) FOR ALL PRIOR PERIODS;

               (VI)   SIXTH, one hundred percent (100%) to the Original
          Limited Partners until the cumulative allocations of Net Income to each Original Limited Partner under this Section 6.1(a)(vi) for the current and all prior fiscal years equal the cumulative distributions paid to the Original Limited Partner pursuant to Section 5.1(a)(i) and
          Section 13.2(a)(iii);

               (VII) SEVENTH, one hundred percent (100%) to the Original Limited Partners until the cumulative allocations of Net Income to each Original Limited Partner under this Section 6.1(a)(vii) for the current and all prior fiscal years equal the sum of the cumulative amounts credited to such Partner's Cumulative Unpaid Priority Distribution Account and Cumulative Unpaid Accrued Return Account for the current and all prior fiscal years;

               (VIII) EIGHTH, one hundred percent (100%) to the Additional Limited Partners in an amount equal to the excess, if any, of (A) the cumulative Net Losses allocated to the Additional Limited Partners pursuant to Section 6.1(b)(vii) for all prior fiscal years, over (B) the cumulative Net Income allocated pursuant to this Section 6.1(a)(viii) for all prior fiscal years, which amount shall be allocated among the Additional Limited Partners in the same proportions and in the reverse order as the Net Losses were allocated pursuant to Section 6.1(b)(vii);

               (IX) NINTH, one hundred percent (100%) to the Additional Limited Partners in an amount equal to the excess, if any, of (A) the cumulative Net Losses allocated to the Additional Limited Partners pursuant to Section 6.1(b)(vi) for all prior fiscal years, over (B) the cumulative Net Income allocated pursuant to this Section 6.1(a)(ix) for all prior fiscal years, which amount shall be allocated among such Partners in the same proportions and in the reverse order as the Net Losses were allocated pursuant to Section 6.1(b)(vi);

               (X) TENTH, one hundred percent (100%) to the Additional Limited Partners until the cumulative allocations of Net Income to each Additional Limited Partner under this Section 6.1(A)(X) for the current and all prior fiscal years equal the cumulative distributions paid to the Additional Limited Partners pursuant to
          Section 5.1(a)(iv) and Section 13.2(a)(iv);

               (XI) ELEVENTH, one hundred percent (100%) to the Additional Limited Partners until the cumulative allocations of Net Income to each Additional Limited Partner under this Section 6.1(A)(XI) for the current and all prior fiscal years equal the sum of the cumulative amounts credited to such Partner's Cumulative Unpaid Priority Distribution Account and Cumulative Unpaid Accrued Return Account for the current and all prior fiscal years; and

               (XII) Thereafter, to the General Partner and any other holders of Class B Units, pro rata in accordance with the relative number of Class B Units held by each.

          (b)  Net Losses.  After giving effect to the special allocations set
               ----------
     forth in Section 6.2 below, Net Losses shall be allocated as follows (and for this purpose, the holders of Class A Units shall be treated as if they were Original Limited Partners):

               (i) First, one hundred percent (100%) to the General Partner and the Class B Unit holders in an amount equal to the excess, if any, of (A) the cumulative Net Income allocated pursuant to Section 6.1(A)(XII) hereof for all prior fiscal years, over (B) the cumulative Net Losses allocated pursuant to this Section 6.1(b)(i) for all prior fiscal years;

               (ii) Second, to the Original Limited Partners until the cumulative allocations of Net Losses under this Section 6.1(b)(ii) equal the excess, if any, of the cumulative allocations of Net Income under Section 6.1(A)(VII) to such Partners for all prior fiscal years over the cumulative distributions to such Partners under Section 5.1(a)(ii) and (iii) and Section 5.1(b)(i) and (ii) for the current and all prior fiscal years (such allocation being made in proportion to such Partners' respective excess amounts);

               (iii) Third, to the Original Limited Partners with positive Adjusted Capital Account balances (determined, solely for purposes of this Section 6.1(b)(iii), without regard to any obligation of a Partner to restore a negative Capital Account under Section 13.4), in proportion to such balances, until such balances are reduced to zero;

               (iv) Fourth, to the Original Limited Partners in proportion to their relative Percentage Interests; provided, however, that to the
                                               --------  -------
          extent that an allocation under this Section 6.1(b)(iv) would cause or increase an Adjusted Capital Account Deficit for such Partner, such Net Loss shall be allocated to those Original Limited Partners (in proportion to their relative Percentage Interests) for whom such allocation would not cause or increase an Adjusted Capital Account Deficit; and

               (v) Fifth, to the Additional Limited Partners until the cumulative allocations of Net Losses under this Section 6.1(b)(v) equal the excess, if any, of the cumulative allocations of Net Income under Section 6.1(A)(XI) to such Partners for all prior fiscal years over the cumulative distributions to such Partners under Section 5.1(a)(v) and (vi) and Section 5.1(b)(iii) and (iv) for the current and all prior fiscal years (such allocation being made in proportion to such Partners' respective excess amounts);

               (vi) Sixth, to the Additional Limited Partners with positive Adjusted Capital Accounts balances (determined, solely for purposes of this Section 6.1(b)(vi), without regard to any obligation of a Partner to restore a negative Capital Account under Section 13.4), in proportion to such balances, until such balances are reduced to zero;

               (vii) Seventh, to the Additional Limited Partners in proportion to their relative Percentage Interests; provided, however, that to the
                                                  --------  -------
          extent that an allocation under this Section 6.1(b)(vii) would cause or increase an Adjusted Capital Account Deficit for such Partner, such Net Loss shall be allocated to those Additional Limited Partners (in proportion to their relative Percentage Interests) for whom such allocation would not cause or increase an Adjusted Capital Account Deficit;

               (VIII) EIGHTH, TO THE HOLDERS OF SERIES A PREFERRED UNITS UNTIL THEIR ADJUSTED CAPITAL ACCOUNT BALANCE (DETERMINED, SOLELY FOR PURPOSES OF THIS SECTION 6.1(B)(VIII),

          WITHOUT REGARD TO ANY OBLIGATION OF A PARTNER TO RESTORE A NEGATIVE CAPITAL ACCOUNT UNDER SECTION 13.4), HAS BEEN REDUCED TO ZERO; AND

               (IX) Any remaining Net Loss shall be allocated solely to the General Partner.

Notwithstanding the foregoing, Net Losses shall not be allocated to any Limited Partner pursuant to this Section 6.1(b)(ix) to the extent that such allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit). All Net Losses in excess of the limitations set forth in the preceding sentence of this Section 6.1(b) shall be allocated to the General Partner.

          (b) Section 6.2(g) of the Agreement is hereby deleted and the following inserted as new Section 6.2(g) in lieu thereof (new language is underscored):

     (g)  Capital Account Adjustments.  Notwithstanding anything herein to the
          ---------------------------
contrary, any gain or loss arising from an adjustment to the Gross Asset Value of any Partnership asset pursuant to clause (b) or (c) of the definition thereof shall be allocated (I) FIRST, TO THE HOLDERS OF THE SERIES A PREFERRED UNITS, BUT ONLY TO THE EXTENT THAT THEY WOULD HAVE BEEN ALLOCATED SUCH GAIN PURSUANT TO
SECTION 6.1(A)(II) OR SECTION 6.1(A)(V) OF THIS AGREEMENT OR SUCH LOSS PURSUANT TO SECTION 6.1(B)(VIII) OF THIS AGREEMENT, AS APPLICABLE, IF SUCH GAIN OR LOSS HAD BEEN ACTUALLY REALIZED; AND (II) SECOND, one hundred percent (100%) OF THE REMAINDER OF SUCH GAIN OR LOSS to the General Partner and the Additional Limited Partners (OTHER THAN HOLDERS OF SERIES A PREFERRED UNITS) pro-rata in accordance with the relative number of Units held by each; provided, however, that for this
                                                --------  -------
purpose, the General Partner shall be treated as owning all of the outstanding Class A Units and all of the outstanding Original Limited Partnership Units in addition to the actual number of Units which the General Partner holds. An Additional Limited Partner (EXCEPT FOR HOLDERS OF SERIES A PREFERRED UNITS), at the time of admission to the Partnership, may elect with the consent of the General Partner to not receive special allocations of any gain or loss resulting from such adjustments.

          SECTION 6.  LIQUIDATION PREFERENCE.
                      ----------------------

          (a)  Payment of Liquidating Distributions.  Subject to the rights of
               ------------------------------------
holders of Parity Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and subject to Partnership Interests ranking senior to the Series A Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the holders of Series A Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Partnership, but before any payment or distributions of the assets shall be made to holders of any class or series of Partnership Interest that ranks junior to the Series A Preferred Units as to rights upon liquidation, dissolution or winding-up of the Partnership, an amount equal to the sum of (i) a liquidation preference equal to their positive Capital Account balances, determined after taking into account all Capital Account adjustments for the Partnership taxable year during which the liquidation occurs (other than those made as a result of the liquidating distribution set forth in this Section 6(a)), and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series A Preferred Stock and any Parity Preferred Units as to rights upon liquidation, dissolution or winding-up of the Partnership, all payments of liquidating distributions on the Series A Preferred Units and such Parity Preferred Units shall be made so that the payments on the Series A Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the respective rights of the Series A Preferred Unit and such other Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Partnership bear to each other.

          (b)  Notice.  Written notice of any such voluntary or involuntary
               ------
liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 30 and not more that 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

          (c)  No Further Rights.  After payment of the full amount of the
               -----------------
liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

          (d)  Consolidation, Merger or Certain Other Transactions.  The
               ---------------------------------------------------
voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the General Partner to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

          SECTION 7.  OPTIONAL REDEMPTION.
                      --------------------

          (a)  Right of Optional Redemption. The Series A Preferred Units may
               ----------------------------
not be redeemed prior to the fifth anniversary of the issuance date. On or after such date, the Partnership shall have the right to redeem the Series A Preferred Units, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to the Capital Account balance of the holder of Series A Preferred Units (the "REDEMPTION PRICE"); provided, however, that no redemption pursuant
            ----------------
to this SECTION 7 will be permitted if the Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Priority Return, whether or not declared, to the redemption date to the extent not previously distributed or distributed on the redemption date pursuant to
Section 4(a). If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

          (b)  Limitation on Redemption.
               ------------------------

               (i) The Redemption Price of the Series A Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the General Partner, which will be contributed by the General Partner to the Partnership as additional capital contribution, or out of the sale of limited partner interests in the Partnership and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock (as such terms are defined in the

Charter)), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (ii) The Partnership may not redeem fewer than all of the outstanding Series A Preferred Units unless all accumulated and unpaid distributions have been paid on all Series A Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

          (c)  Procedures for Redemption.
               -------------------------

               (i) Notice of redemption will be (i) faxed, and (ii) mailed by the Partnership, by certified mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (i) the redemption date, (ii) the Redemption Price,
(iii) the aggregate number of Series A Preferred Units to be redeemed and if fewer than all of the outstanding Series A Preferred Units are to be redeemed, the number of Series A Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series A Preferred Units the total number of Series A Preferred Units held by such holder represents) of the aggregate number of Series A Preferred Units to be redeemed, (iv) the place or places where such Series A Preferred Units are to be surrendered for payment of the Redemption Price, (v) that distributions on the Series A Preferred Units to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the Redemption Price will be made upon presentation and surrender of such Series A Preferred Units.

               (ii) If the Partnership gives a notice of redemption in respect of Series A Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series A Preferred Units being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series A Preferred Units upon surrender of the Series A Preferred Units by such holders at the place designated in the notice of redemption. If the Series A Preferred Units are evidenced by a certificate and if fewer than all Series A Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series A Preferred Units, evidencing the unredeemed Series A Preferred Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series A Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series A Preferred Units is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series A Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

          SECTION 8.  VOTING RIGHTS.
                      -------------

          (a) General.  Holders of  the Series A Preferred Units will not have
              -------
any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as otherwise expressly set forth in the Partnership Agreement and except as set forth below.

          (b) Certain Voting Rights.  So long as any Series A Preferred Units
              ---------------------
remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Units outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking prior to the Series A Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Interests of the Partnership into any such Partnership Interest, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests, (ii) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or reclassify any Partnership Interest of the Partnership into any such Partnership Interest or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests but only to the extent such Parity Preferred Units are issued to an affiliate of the Partnership, other than (A) Security Capital U.S. Realty, Security Capital Holdings, S.A. or their affiliates or (B) the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not affiliates of the Partnership or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (B) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger, consolidation or otherwise, that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety, so long as (a) the Partnership is the surviving entity and the Series A Preferred Units remain outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series A Preferred Units for other interests in such entity having substantially the same terms and rights as the Series A Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series A Preferred Units and no vote of the Series A Preferred Units shall be required in such case; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking (a) junior to the Series A Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity to the Series A Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up to the extent such Partnership Interest are not issued to an affiliate of the Partnership, other than the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not affiliates of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and no vote of the Series A Preferred Units shall be required in such case.

          SECTION 9.  TRANSFER RESTRICTIONS.
                      ---------------------

          (a) The Series A Preferred Units shall be subject to the provisions of
Article 11 of the Partnership Agreement.

          (b) No transfer of the Series A Preferred Units may be made without the consent of the General Partner, which consent may be given or withheld in its sole and absolute discretion, if such transfer would result in more than four partners holding all outstanding Series A Preferred Units within the meaning of Treasury Regulation Section 1.7704-1(h)(3).


          SECTION 10.  EXCHANGE RIGHTS.
                       ---------------

          (a)  Right to Exchange.
               -----------------

               (i) Series A Preferred Units will be exchangeable in whole or in part at anytime on or after the tenth anniversary of the date of issuance, at the option of the holders thereof, for authorized but previously unissued shares of 8.125% Series A Cumulative Redeemable Preferred Stock of the General Partner (the "SERIES A PREFERRED STOCK") at an exchange rate of one share of Series A
      ------------------------
Preferred Stock for one Series A Preferred Unit, subject to adjustment as described below (the "EXCHANGE PRICE"), provided that the Series A Preferred
                      --------------
Units will become exchangeable at any time, in whole or in part, at the option of the holders of Series A Preferred Units for Series A Preferred Stock if (y) at any time full distributions shall not have been timely made on any Series A Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series A Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made or (z) upon receipt by a holder or holders of Series A Preferred Units of (A) notice from the General Partner that the General Partner or a Subsidiary of the General Partner has taken the position that the Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (B) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series A Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series A Preferred Units may be exchanged for Series A Preferred Stock, in whole or in part, at the option of any holder prior to the tenth anniversary of the issuance date and after the third anniversary thereof if such holder of a Series A Preferred Units shall deliver to the General Partner either
(i) a private ruling letter addressed to such holder of Series A Preferred Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series A Preferred Units at such earlier time would not cause the Series A Preferred Units to be considered "stock and securities" within the meaning of section 351(e) of the Internal Revenue Code of 1986, as amended (the "CODE") for
                                                                      ----
purposes of determining whether the holder of such Series A Preferred Units is an "investment company" under section 721(b) of the Code if an exchange is permitted at such earlier date. Furthermore, the Series A Preferred Units may be exchanged in whole or in part for Series A Preferred Shares at any time after the date hereof, if both (1) the holder thereof concludes based on results or projected results that there exists (in the reasonable judgement of the holder) an imminent and substantial risk that the holder's interest in the Partnership does or will represent more than 19.5% of the total profits or capital interests in the Partnership (determined in accordance with Treasury Regulations Section 1.731-2(e)(4)) for a taxable year, and (2) the holder delivers to the General Partner an opinion of nationally recognized independent counsel to the effect that there is an imminent and substantial risk that the holder's interest in the Partnership does or will represent more than 19.5% of the total profits or capital interests in the Partnership (determined in accordance with Treasury Regulations Section 1.731-2(e)(4)) for a taxable year.

               (ii)   Notwithstanding anything to the contrary set forth in
SECTION 10(A)(I), if an Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series A Preferred Units for cash in an amount equal to the original Capital Contribution per Series A Preferred Unit and all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series A Preferred Units for cash pursuant to this SECTION 10(A)(II) by giving each holder of record of Series A Preferred Units notice of its election to redeem for cash, within five (5) Business Days after receipt of the Exchange Notice, by (i) fax, and (ii) registered mail, postage paid, at the address of each holder as it may appear on the records of the Partnership stating (i) the redemption date, which shall be no later than sixty (60) days following the receipt of the Exchange Notice, (ii) the redemption price, (iii) the place or places where the Series A Preferred Units are to be surrendered for payment of the redemption price, (iv) that distributions on the Series A Preferred Units will cease to accrue on such redemption date; (v) that payment of the redemption price will be made upon presentation and surrender of the Series A Preferred Units and (vi) the aggregate number of Series A Preferred Units to be redeemed, and if fewer than all of the outstanding Series A Preferred Units are to be redeemed, the number of Series A Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro-rata share (based on the percentage of the aggregate number of outstanding Series A Preferred Units the total number of Series A Preferred Units held by such holder represents) of the aggregate number of Series A Preferred Units being redeemed.

               (iii) Upon the occurrence of an event giving rise to exchange rights pursuant to Section 10(a)(i), in the event an exchange of all or a portion of Series A Preferred Units pursuant to SECTION 10(A)(I) would violate the provisions on ownership limitation of the General Partner set forth in
Article 5 of the Charter, the General Partner shall give written notice thereof to each holder of record of Series A Preferred Units, within five (5) Business Days following receipt of the Exchange Notice, by (i) fax, and (ii) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, each holder of Series A Preferred Units shall be entitled to exchange, pursuant to the provision of SECTION 10(B) a number of Series A Preferred Units which would comply with the provisions on the ownership limitation of the General Partner set forth in such Article 5 of the Charter and any Series A Preferred Units not so exchanged (the "EXCESS
                                                                    ------
UNITS") shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Excess Unit, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (i) the number of Excess Units held by such holder, (ii) the redemption price of the Excess Units, (iii) the date on which such Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Exchange Notice, (iv) the place or places where such Excess Units are to be surrendered for payment of the Redemption Price, (iv) that distributions on the Excess Units will cease to accrue on such redemption date, and (v) that payment of the redemption price will be made upon presentation and surrender of such Excess Units. In the event an exchange would result in Excess Units, as a condition to such exchange, each holder of such units agrees to provide representations and covenants reasonably requested by the General Partner relating to (i) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder's ownership of stock of the General Partner (without regard to the limits described above) will not cause any individual to own in excess of 9.8% of the stock of the General Partner; and (ii) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder's ownership of tenants of the Partnership and its affiliates.

               (iv)   The redemption of Series A Preferred Units described in
SECTION 10(A)(II) and (III) shall be subject to the provisions of SECTION 7(B)(I) and SECTION 7(C)(II); provided, however, that for purposes hereof the term "Redemption Price" in Sections 7(b)(i) and 7(c)(ii) shall be read to mean the original Capital Contribution per Series A Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

          (b)  Procedure for Exchange.
               ----------------------

               (i) Any exchange shall be exercised pursuant to a notice of exchange (the "EXCHANGE NOTICE") delivered to the General Partner by the holder
               ---------------
who is exercising such exchange right, by (i) fax and (ii) by certified mail postage prepaid. Upon request of the General Partner, such holder delivering the Exchange Notice shall provide to the General Partner in writing such information as the General Partner may reasonably request to determine whether any portion of the exchange by the delivering holder will result in the violation of the restrictions of Article 5 of the Charter, including the Ownership Limit and the Related Tenant Limit. The exchange of Series A Preferred Units, or a specified portion thereof, may be effected after the fifth (5/th/) Business Days following receipt by the General Partner of the Exchange Notice and such requested information by delivering certificates, if any, representing such Series A Preferred Units to be exchanged together with, if applicable, written notice of exchange and a proper assignment of such Series A Preferred Units to the office of the General Partner maintained for such purpose. Currently, such office is 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202. Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which such Series A Preferred Units to be exchanged (together with all required documentation) shall have been surrendered and notice shall have been received by the General Partner as aforesaid and the Exchange Price shall have been paid. Any Series A Preferred Shares issued pursuant to this
SECTION 10 shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Charter, the Bylaws of the General Partner, the Securities Act and relevant state securities or blue sky laws.

               (ii) In the event of an exchange of Series A Preferred Units for shares of Series A Preferred Stock, an amount equal to the accrued and unpaid distributions which are not paid pursuant to Section 4(a) hereof, whether or not declared, to the date of exchange on any Series A Preferred Units tendered for exchange shall (i) accrue and be payable by the General Partner from and after the date of exchange on the shares of the Series A Preferred Stock into which such Series A Preferred Units are exchanged, and (ii) continue to accrue on such Series A Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series A Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series A Preferred Unit that was validly exchanged into Series A Preferred Stock pursuant to this section (other than the General Partner now holding such Series A Preferred Unit), receive a distribution out of Available Cash or Capital Transaction Proceeds of the Partnership with respect to any Series A Preferred Units so exchanged.

               (iii) Fractional shares of Series A Preferred Stock are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series A Preferred Stock on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

          (c)  Adjustment of Exchange Price.
               ----------------------------

               (i) The Exchange Price is subject to adjustment upon certain events, including, (i) subdivisions, combinations and reclassification of the Series A Preferred Stock, and (ii) distributions to all holders of Series A Preferred Stock of evidences of indebtedness of the General Partner or assets (including securities, but excluding dividends and distributions paid in cash out of equity applicable to Series A Preferred Stock).

               (ii) In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series A Preferred Stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series A Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Series A Preferred Stock or fraction thereof into which one Series A Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

          SECTION 11. NO CONVERSION RIGHTS.  The holders of the Series A
                      --------------------
Preferred Units shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.

          SECTION 12. NO SINKING FUND.  No sinking fund shall be established
                      ---------------
for the retirement or redemption of Series A Preferred Units.

          SECTION 13. PTP OBLIGATIONS.  Notwithstanding anything contained in
                      ---------------
the Partnership Agreement to the contrary, prior to January 1, 1999, no transfer (or purported transfer) by a Limited Partner of his Partnership Units (or any economic or other interest, right or attribute therein) may be made to any Person, and any such transfer (or purported transfer) shall be void ab initio,
                                                                    -- ------
and no Person shall otherwise become a Partner if (a) legal counsel to the Partnership renders an opinion letter that such transfer creates a substantial risk that the Partnership would be treated as a PTP within the meaning of
Section 7704 of the Code or (b) such transfer would cause the Partnership to have more than 100 Partners within the meaning of Treasury Regulation Section 1.7704-1(h)(3) immediately after such transfer.


          SECTION 14. MISCELLANEOUS.
                      -------------

          (a) The last sentence of Page 1 of the Partnership Agreement is inapplicable to the Series A Preferred Units.

          (b) The terms "Original Limited Partnership Units," "Class A Units," "Class B Units" and "Class 2 Units" in the Partnership Agreement shall not be deemed to include the Series A Preferred Units. The terms "Limited Partnership Interest", "Partnership Interest" and "Percentage Interest" shall be deemed to include the Series A Preferred Units.

          (c) Exhibit A to the Partnership Agreement is hereby amended to (i) include the Series A Preferred Units as Limited Partnership Interests and (ii) adjust the Percentage Interests specified in Exhibit A proportionately to reflect the issuance of the Series A Preferred Units.

          (d) Section 7.1(h) of the Partnership Agreement is hereby amended to include the Priority Return amount.

          (e)  Nothing contained in Section 8.4 or the last sentence of Section
13.6 of the Partnership Agreement shall be deemed to limit the issuance of, and provisions applicable to, the Series A Preferred Units.

          (f) Notwithstanding anything to the contrary contained in Section 8.6 of the Partnership Agreement, in no event shall the rights of the holders of the Series A Preferred Units set forth in Section 10 of this Amendment be subordinate to the Redemption Rights set forth in Section 8.6 of the Partnership Agreement.

                                   GENERAL PARTNER

                                   Regency Realty Corporation



                                   By: /s/ Bruce M. Johnson
                                      ---------------------------------------
                                         Bruce M. Johnson
                                   Its:  Managing Director and Executive Vice
                                         President





Signature Page Partnership Agreement Amendment

                                   BELAIR CAPITAL FUND LLC

                                   By:  Eaton Vance Management, as it Manager



                                          By: Thomas Otis
                                             --------------------------
                                               Name:  Thomas Otis
                                               Title: Vice President





Signature Page to Partnership Agreement Amendment

                             REGENCY CENTERS, L.P.
          AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT OF
                              LIMITED PARTNERSHIP
       RELATING TO 8.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS




REGENCY REALTY CORPORATION,                   SECURITY CAPITAL U.S. REALTY
GENERAL PARTNER


By: /s/ Bruce M. Johnson                      By: /s/ Gerald R. Morgan, Jr.
   -------------------------------               -------------------------------
     Bruce M. Johnson                              Gerald R. Morgan, Jr
     Managing Director and Chief                   Senior Vice President
      Financial Officer


                                              SECURITY CAPITAL HOLDINGS S.A.


                                              By: /s/ Gerald R. Morgan, Jr.
                                                 -------------------------------
                                                   Gerald R. Morgan, Jr.
                                                   Senior Vice President